EXHIBIT 3.1
AMENDMENTS TO THE
AMENDED AND RESTATED BY-LAWS OF CUMULUS MEDIA INC., AS AMENDED
1. Sections 5.1 and 5.2 of the Company’s Amended and Restated By-Laws, as amended (the “By-Laws”), are deleted in their entirety and replaced with the following:
SECTION 5.1. Certificates for Shares. The shares of capital stock of the Corporation shall be represented by a certificate, in such form as may be determined by the Board of Directors, unless and until the Board of Directors of the Corporation adopts a resolution permitting shares to be uncertificated. Notwithstanding the adoption of any such resolution providing for uncertificated shares, every holder of capital stock of the Corporation theretofore represented by certificates and, upon request, every holder of uncertificated shares, shall be entitled to have a certificate for shares of capital stock of the Corporation signed, either manually or in facsimile, by, or in the name of the Corporation by, (a) the President or any Vice President, and (b) the Secretary or an Assistant Secretary, certifying the number of shares owned by such stockholder in the Corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The name and post office address of the person to whom shares are issued (whether represented by a certificate or uncertificated), with the number of shares and date of issuance, shall be entered on the stock transfer books of the Corporation. All certificates surrendered to the Corporation for transfer shall be canceled and no new certificates shall be issued (whether represented by a certificate or uncertificated) until the former certificate for a like number of shares has been surrendered and canceled, except that in the case of a lost, destroyed, or mutilated certificate, a new certificate may be issued therefor upon such terms and indemnity to the Corporation as the Board of Directors may prescribe.
SECTION 5.2. Transfer of Shares. Shares of the Corporation shall be transferable in the manner prescribed by applicable law, the Certificate of Incorporation and in these By-Laws. Transfers of stock shall be made on the books of the Corporation, and in the case of certificated shares of stock, only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which an executive officer of the Corporation shall determine to waive such requirement. Where a certificate for shares is presented to the Corporation with a request to register for transfer, the Corporation shall not be liable to the owner or any other person suffering loss as a result of such registration of transfer if there were on or with the certificate the necessary endorsements and if the Corporation had no duty to inquire into adverse claims or had discharged any such duty. The Corporation may require reasonable assurance that the endorsements are genuine and effective and in compliance with such other regulations as may be prescribed by the Board of Directors. With respect to certificated shares of stock, every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.
2. Section 5.6 of the By-Laws is amended by deleting the phrase “certificates representing.”